SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016

ZENDESK, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36456	26-4411091
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1019 Market Street

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 418-7506

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On June 22, 2016, Zendesk, Inc. (“Zendesk”) entered into a Lease (the “Lease”) with 1035 Market Street, LLC, a Nevada limited liability company, (the “Landlord”) pursuant to which the Company will lease approximately 18,000 square feet of space, located at 1035 Market Street, San Francisco, California (collectively, the “Premises”). The initial term of the Lease will commence on the date upon which the Landlord delivers the fifth floor of the Premises in the condition specified in the Lease, which is expected to occur on approximately July 11, 2016, and will expire on January 31, 2021. Zendesk has an option to renew the Lease for one (1) additional term of five (5) years.

Zendesk anticipates that it will commence paying monthly base rent for the fifth floor of the Premises during the third quarter of 2016, in an amount of approximately $43,200 per month, increasing annually up to approximately $48,600 per month in the final year of the initial term of the Lease.  Zendesk anticipates that it will commence paying additional monthly base rent for the sixth and seventh floors of the Premises during the first quarter of 2017, based on anticipated delivery date of approximately January 1, 2017, in an amount of approximately $41,500 per month, increasing to approximately $46,700 per month in the final year of the initial term of the Lease, for a total anticipated minimum payment of approximately $4.6 million for the Premises over the initial term of the Lease. In addition to its monthly rent obligations, Zendesk will be responsible for certain operating costs and taxes associated with the Premises.

The foregoing is a summary description of certain terms of the Lease and is qualified in its entirety by reference to the full text of the Lease, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Lease dated June 22, 2016 by and between Zendesk, Inc. and 1035 Market Street, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 27, 2016

ZENDESK, INC.

By:	/s/ Elena Gomez
Elena Gomez
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Lease dated June 22, 2016 by and between Zendesk, Inc. and 1035 Market Street, LLC.